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                                                           Exhibit 10.7

                           WOOD SUPPLY AGREEMENT

      THIS AGREEMENT dated as of the 1st day of December, 1997, between BEAR ISLAND TIMBERLANDS COMPANY, L.L.C., a Virginia limited liability company (formerly, Bear Island Timberlands Company, L.P.), ("Seller") and BEAR ISLAND PAPER COMPANY, L.L.C., a Virginia limited liability company (formerly, Bear Island Paper Company, L.P.), ("Buyer").

      A. Buyer owns and operates a paper manufacturing mill in Hanover County, Virginia, and requires for its manufacturing operations pine pulpwood, in the forms of either roundwood or chips, in quantities exceeding those which can be produced from Buyer's timberlands.

      B. Seller now owns approximately 130,000 acres of pine timberlands.

      C. Buyer also owns timberlands from which it supplies itself with pine pulpwood, but Buyer requires pulpwood in addition to that which it can obtain from its own land.

      D. Buyer desires to purchase from Seller, and Seller is willing to sell to Buyer, annually, 40,000 cord equivalents of wood fiber ("Fiber") either in form of pine roundwood or pine chips, in each case satisfying Buyer's specifications, the current versions of which are attached hereto as Exhibits A and B.

      IN CONSIDERATION OF the premises recited above and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

      1. Sale and Purchase of Fiber. Seller agrees to sell and Buyer agrees to purchase during each calendar year of the term of this Agreement (prorated to one-twelfth of the annual amount for the month of December
1997) 40,000 cords of Fiber upon the terms and conditions set forth herein. The term "Fiber" shall mean either (i) pine logs or roundwood ("Roundwood") satisfying the Pulpwood Specifications outlined in Exhibit A attached hereto and made a part hereof or (ii) pine chips ("Chips") satisfying the Chip Specifications outlined in Exhibit B attached hereto and made a part hereof. Buyer shall have the absolute right from time to time, and upon reasonable prior notice to Seller, to change the Specifications contained in Exhibit A and Exhibit B.

      2. Term. The parties agree that the term of this Agreement shall be for ten years and one month from December 1, 1997.

      3. Delivery. Seller agrees to deliver all shipments of Fiber to Buyer at Buyer's plant located in Hanover County, Virginia, or at such remote yards as Buyer shall designate to Seller. In addition, Seller agrees to deliver the Fiber in a manner compatible with Buyer's unloading and handling equipment. Buyer agrees to use all reasonable manner and means to expeditiously unload Fiber delivered by Seller. Title to the Fiber shall belong to Seller and risk of loss shall be upon Seller until delivery to Buyer. Buyer shall keep and maintain an accurate record of the type and quantity of all deliveries by Seller made pursuant to this Agreement and such records shall be subject to reasonable inspection by Seller or its agents. Upon the request of Seller, Buyer agrees to furnish weight tickets evidencing the weight of any deliveries made under this Agreement. At the end of each Pricing Period (defined below) Buyer will give to Seller a tentative delivery schedule for the next four months which is compatable with the Buyer's needs and the requirements of this Agreement. Buyer may require Seller to cease deliveries for reasonable periods to accommodate Buyer's business needs and schedule.

      4. Postponement of Obligations. Seller's obligations to Buyer with respect to deliveries of Fiber for any period during the term of this Agreement and within any such period shall be postponed to the extent reasonably required by adverse logging conditions within Seller's scheduled procurement areas.

      5. Inspection. All deliveries of Fiber shall be subject to inspection by Buyer or its authorized representatives.

      6. Price. Buyer agrees to pay Seller the Current Market Price for the Wood Fiber sold under this Agreement, priced separately according to whether it is in the form of Roundwood or Chips, and as weighed at the scales of Buyer or its designated representative at the place of delivery. "Current Market Price" for each period of two months (a "Pricing Period") means, for the purposes of this Agreement, that price per ton which equals the average price per ton of Roundwood or Chips, as the case may be, paid by Buyer for Fiber purchased by Buyer from sources other than Seller and which are not affiliates of either Buyer or Seller during the Pricing Period, plus Buyer's then current normal hauling rate allowance for each ton of Fiber delivered, determined by the distance hauled. The parties agree to accept the weights measured by the scales of Buyer or its designated representative as conclusive.

      7. Payment. All payments due to Seller from Buyer under this Agreement for deliveries of Fiber to Buyer within a period (the "delivery period") commencing on Thursday at 11 p.m. local time and ending on the next following Thursday at 10:59 p.m. local time shall be at a good faith estimate of the rate for the current Pricing Period and shall be made on the Monday following such delivery period and shall be accompanied by copies of scale tickets or load tally sheets to support each such payment. Buyer may, but shall not be required to, deduct from payments otherwise due to Seller under this Agreement any amounts paid, at the request of Seller, directly to any third party from whom Seller has procured Fiber for delivery to Buyer and for which deductions Buyer accounts to Seller with its payment to Seller. Within a reasonable time after the end of each Pricing Period, Buyer and Seller shall determine the Current Market Price for the Pricing Period and shall make, one to the other, such payment as is required to correct any aggregate over-or under-payment for Fiber delivered by Seller to Buyer during such Pricing Period. Upon Seller's reasonable request, Buyer shall allow Seller to inspect Buyer's Fiber procurement records at any reasonable time during business hours.

      8. Measurements. For purposes of computing volumes and weights of Fiber for purposes of this Agreement, the following conversion table shall apply:
                                          One (1) Cord:
     Roundwood                      128 cubic feet   5150 pounds

     Chips                                           4400 pounds

      9. Force Majeure. Neither of the parties hereto shall be liable to the other for any nonperformance under this Agreement caused by strike, walk-out, riot, civil war, acts of public enemy and/or acts of God which prevent the performance of Buyer and Seller under this Agreement.

      10. Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

      If to Seller
      Bear Island Timberlands Company, L.L.C.
      P. O. Box 2119
      Ashland, Virginia  23005
      Attn:  Donald F. August

      If to Buyer
      Bear Island Paper Company, L.L.C.
      P. O. Box 2119
      Ashland, Virginia  23005
      Attn:  David M. Jones

      11. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. This Agreement shall not be assigned without the prior written consent of the parties.

      12. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter herein. This Agreement may be amended only by a written instrument duly executed by the parties.

      13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

      14. Waivers. The waiver by a party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

      15. Captions. The captions or titles to individual paragraphs of this Agreement are intended only to facilitate reference and shall not contribute to the interpretation of the provisions of this Agreement.


      IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.


                                   SELLER

                              BEAR ISLAND TIMBERLANDS COMPANY, L.L.C.,
                                 a Virginia limited liability company


                              By: /s/ Edward D. Sherrick
                                  _________________________________
                                    Vice President

                                   BUYER

                              BEAR ISLAND PAPER COMPANY, L.L.C.,
                                 a Virginia limited liability company


                              By: /s/ Edward D. Sherrick
                                  __________________________________
                                    Vice President




                                   EXHIBIT A

                           BEAR ISLAND PAPER COMPANY

                            PULPWOOD SPECIFICATIONS

      All pulpwood must be prepared and delivered in accordance with the following specifications:

      1.    SPECIES:  Southern Yellow Pines (i.e. Lobiolly, Short
            Leaf, Virginia)

      2.    LENGTH: Pulpwood is acceptable in three length categories:

            A. Short Wood: Wood from 4.0 to 9.0 feet long. Wood must not vary in length by more than 2.0 (two) feet in any bundle or rack.

            B. Bundle Bucker Wood: Wood from 10.0 to 18.0 feet long. Wood must not vary in length by more than 2.0 (two) feet in any bundle or rack and must be delivered on equipment which allows cutting of the wood with the Bundle Bucker saw.

            C. Tree Length: Wood from 20.0 feet up to the maximum allowable legal length.

      3. DIAMETER: The minimum acceptable diameter is 3.0 inches. The maximum acceptable diameter is 20.0 inches anywhere along the stick of wood (including knots, limbs, crook, sweep, etc.)

      4. PREPARATION: All limbs should be cut as flush to the stem as possible. Forks should be cut out.

      5. UNACCEPTABLE WOOD: Pulpwood sticks exhibiting evidence of the following are unacceptable and will be culled.

            A.    Burned or charred

            B.    Metal

            C.    Tar or Asphalt

            D.    Excessive mud, sand or grit

            E. Blue stain if penetration is greater than 1/3 of the diameter on sticks up to 6 inches in diameter. For sticks greater than 6 inches if penetration is greater than 2 inches.

            F.    Rotten Wood (i.e. soggy, crumbly wood)

      6. QUALITY INSPECTION: Bear Island Paper Company reserves the right to dispose of any wood not meeting these specifications and will not be held accountable for any sticks determined to be unacceptable. Truck loads containing in excess of 1/2 cord of cull wood are subject to rejection. All round-tip freight, demurrage and other charges incurred by rejected shipments shall be the responsibility of the supplier.

      7. All loads must be delivered on equipment and loaded in such a manner as to be capable of being unloaded with the equipment available on Bear Island's woodyard.



                                  EXHIBIT B

                          BEAR ISLAND PAPER COMPANY

                             CHIP SPECIFICATIONS


      Size: Chipper to be set to cut 1" chips that, when classified on a Williams Classifier, have the following percentages retained on the indicated screens:

                    Percent                       Screen Size
                  55 to 65                5/8 inch and larger
                  Up to Maximum of 8            3/16 and under

      Bark Content:           To be maintained at or below 2% by weight.
      Blue Stain              To be on less than 10% of chips.